UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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FIRST DEFIANCE FINANCIAL CORP.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on

April 26, 2011

and

PROXY STATEMENT

601 Clinton Street

Defiance, Ohio 43512

(419) 782-5015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 26, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (“Annual Meeting”) of First Defiance Financial Corp. (“First Defiance”) will be held at the Operations Center of its subsidiary First Federal Bank of the Midwest, located at 25600 Elliott Road, Defiance, Ohio 43512, on Tuesday, April 26, 2011 at 2:00 p.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

(1)	To elect four (4) directors;

(2)	To consider and approve a non-binding advisory vote on First Defiance’s executive compensation;

(3)	To consider and vote on a proposal to ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm for First Defiance for the year 2011; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed March 4, 2011 as the voting record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. Only those shareholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment.

BY ORDER OF THE BOARD OF DIRECTORS

William J. Small
Chairman, President and Chief Executive Officer

March 21, 2011

Defiance, Ohio

All shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented. Your vote on these matters is important, regardless of the number of shares you own. In order to ensure that your shares are represented, I urge you to promptly execute and return the enclosed form of Proxy or submit your Proxy by telephone or Internet.

PROXY STATEMENT

First Defiance Financial Corp.

601 Clinton Street

Defiance, Ohio 43512

2011 ANNUAL MEETING OF SHAREHOLDERS

April 26, 2011

GENERAL

This Proxy Statement is being furnished to holders of common stock, $0.01 par value per share (“Common Stock”), of First Defiance Financial Corp. (“First Defiance” or the “Company”). Proxies are being solicited on behalf of the Board of Directors of First Defiance to be used at the Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Operations Center of First Federal Bank of the Midwest (“First Federal”) located at 25600 Elliott Road, Defiance, Ohio 43512, on Tuesday, April 26, 2011 at 2:00 p.m., Eastern Time, and at any adjournment thereof for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement is first being mailed to shareholders on or about March 23, 2011.

First Defiance’s policy is to send a single annual report and proxy statement to multiple shareholders of record that share the same address unless First Defiance receives instructions to the contrary. However, each shareholder of record receives a separate proxy card. This practice, known as “householding,” is designed to reduce printing and postage costs. If you wish to receive a separate copy of this year’s annual report or proxy statement, you may request it by writing to First Defiance at the above address. If you wish to discontinue householding entirely, you may contact Registrar and Transfer Company by telephone at 1-800-368-5948, by e-mail at info@rtco.com, or by written instructions sent to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572. If you receive multiple copies of the annual report and proxy statement, you may request householding by contacting Registrar and Transfer as noted above. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2011

The Proxy Statement, Form 10-K for the year ended December 31, 2010 and the 2010 Annual Report to shareholders are available at www.cfpproxy.com/3874.

PROXIES

The proxy solicited hereby, if properly submitted to First Defiance and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given and the proxy does not represent a broker non-vote, each proxy received will be voted (1) FOR the nominees for director described herein, (2) FOR the approval of First Defiance’s executive compensation, (3) FOR the ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm for 2011, and (4) upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing written notice of revocation with the Secretary of First Defiance (John W. Boesling, Secretary, First Defiance Financial Corp., 601 Clinton Street, Defiance, Ohio 43512); (ii) submitting a valid proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving notice of revocation to the Secretary. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

VOTING RIGHTS

Only shareholders of record at the close of business on March 4, 2011 (“Voting Record Date”) are entitled to notice of and to vote at the Annual Meeting. On the Voting Record Date, there were 8,118,236 shares of Common Stock issued and outstanding. First Defiance had no other class of equity securities outstanding that are entitled to vote at the Annual Meeting.

The presence, either in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions are counted in determining the presence of a quorum.

REQUIRED VOTE

Shareholders are entitled to cast one vote for each share owned. Directors will be elected by a plurality of the votes cast. First Defiance’s Articles of Incorporation do not permit shareholders to cumulate votes in the election of directors. Abstentions will not affect the plurality vote required for the election of directors. The proposal to approve the Company’s executive compensation and ratify the appointment of Crowe Horwath require that the number of votes cast in favor of each proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect either of these proposals.

The proposal to approve First Defiance’s executive compensation is advisory, so it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. The proposal to ratify the selection of auditors is not binding upon the Board of Directors. However, if the selection is not ratified by the shareholders, the Audit Committee may re-consider its selection of Crowe Horwath as the independent registered public accounting firm for the fiscal year ending December 31, 2011.

The proposal for the election of directors and the non-binding advisory vote on executive compensation are not “discretionary” items, so you must provide instructions to your brokerage firm in order to cast a vote on these proposals. The ratification of the selection of Crowe Horwath is considered a “discretionary” item, so your brokerage firm may vote in its discretion on your behalf if you do not furnish voting instructions.

PARTICIPATION IN CAPITAL PURCHASE PROGRAM

ENACTED AS PART OF TROUBLED ASSETS RELIEF PROGRAM

On December 5, 2008, the Company issued to the United States Department of the Treasury (the “U.S. Treasury”) $37.0 million of First Defiance non-voting preferred stock and a warrant to purchase 550,595 shares of Common Stock at an exercise price of $10.08 per share, subject to certain anti-dilution and other adjustments, in exchange for $37.0 million in cash. This issuance was made under the U.S. Treasury’s Capital Purchase Program (the “CPP”), which was enacted as part of the Troubled Assets Relief Program (“TARP”). The warrant has a ten-year term.

By participating in the CPP, the Company agreed to adopt the U.S. Treasury’s standards for executive compensation and corporate governance for the period during which the U.S. Treasury owns any First Defiance securities. These standards generally apply to our executive officers and are set forth in the American Recovery and Reinvestment Act of 2009 (“ARRA”) and an interim final rule promulgated by the U.S. Treasury under 31 CFR Part 30 on June 15, 2009 and amended on December 7, 2009 (collectively, the “Interim Final Rule”). The executive compensation and corporate governance standards under ARRA and the Interim Final Rule remain in effect during the period in which any obligation arising under the CPP is outstanding, excluding any period during which the U.S. Treasury holds only the warrant to purchase Common Stock (the “CPP Covered Period”).

PROPOSAL 1

Election of Directors

Composition of the Board

The full Board consists of 11 directors. In 2010, the Board determined that John L. Bookmyer, Stephen L. Boomer, Peter A. Diehl, Jean A. Hubbard, Barbara A. Mitzel, Thomas A. Voigt, Douglas A. Burgei, Dwain I. Metzger, and Samuel S. Strausbaugh are “independent” under the rules of The Nasdaq Stock Market LLC (“Nasdaq”).

The Board is divided into three classes, with two of the classes having four members and the other having three members. The directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the shareholders elect one class of directors at each annual meeting.

The current composition of the Board is:

Directors whose terms expire at this Annual Meeting	Jean A. Hubbard
Barbara A. Mitzel
James L. Rohrs
Thomas A. Voigt

Directors whose terms expire at 2012 Annual Meeting	Douglas A. Burgei
Dwain I. Metzger
Samuel S. Strausbaugh

Directors whose terms expire at 2013 Annual Meeting	John L. Bookmyer
Stephen L. Boomer
Peter A. Diehl
William J. Small

The election of four directors will take place at the Annual Meeting. Ms. Hubbard, Ms. Mitzel, Mr. Rohrs and Mr. Voigt are standing for re-election. If elected, each of the four director nominees will serve on the Board until the annual meeting of shareholders in 2014, and until their successors are duly elected and qualified in accordance with the Company’s Code of Regulations. If any of the four nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board of the named proxies. Management has no reason to believe that any of the four nominees for election named below will be unable to serve.

Your Board Recommends That You Vote FOR All Four Nominees Listed Below.

Nominees For Election as Directors With Terms Expiring at the 2014 Annual Meeting:

Jean A. Hubbard	Age:	53
	Director Since:	2008
	Business Experience and Specific Qualifications:

Corporate Treasurer and Business Manager of The Hubbard Company, Defiance, OH since 2003; Senior Vice President and Human Resource Director, Rurban Financial Corp., 1990 to 2003. Ms. Hubbard offers financial and business expertise through her work as corporate treasurer. Ms. Hubbard also provides the Board of Directors with insight regarding employee and human resource issues from her time at Rurban Financial Corp.

Barbara A. Mitzel	Age:	58
	Director Since:	2008
	Business Experience and Specific Qualifications:

Area Manager of Consumers Energy, Adrian, MI since 2000; City Commissioner, Adrian, MI, from November 1999 until September 2008. Ms. Mitzel is able to provide insight and knowledge of the southeast Michigan market. Her experience with economic development and government and community relations in Michigan is very beneficial to the Board of Directors in understanding the concerns of potential customers.

James L. Rohrs	Age:	63
	Director Since:	2002
	Business Experience and Specific Qualifications:

Executive Vice President of First Defiance and President of First Federal since August 1999. Mr. Rohrs was also appointed Chief Executive Officer of First Federal in December 2008, previously serving as Chief Operating Officer since August 1999. Mr. Rohrs has in-depth knowledge and experience with the operations of First Federal. His detailed insights help to inform the independent directors and allow them to make better decisions.

Thomas A. Voigt	Age:	68
	Director Since:	1995
	Business Experience and Specific Qualifications:

Vice President and General Manager of Bryan Publishing Company, Bryan, OH since 1980. Mr. Voigt offers the Board of Directors a detailed knowledge of the business climate of the community through his work publishing two daily newspapers in the area. He is able keep the Board of Directors well-informed about changing conditions in the region.

Continuing Directors With Terms Expiring at the 2012 Annual Meeting:

Douglas A. Burgei	Age:	56
	Director Since:	1995
	Business Experience and Specific Qualifications:

Veterinarian at Napoleon Veterinary Clinic, Napoleon, OH since 1978; Co-Owner of PetVet / Pampered Pets Bed & Biscuit, Napoleon, OH since 2003 and Ft. Wayne, IN since 2006. Dr. Burgei possesses a diverse entrepreneurial background with his multiple successful business ventures. His perspective as a business owner brings great value to the Board of Directors.

Dwain I. Metzger	Age:	69
	Director Since:	2005
	Business Experience and Specific Qualifications:

Self-Employed Farmer since 1960. Mr. Metzger has over 30 years of experience as director for various banks. He has served in that capacity during various economic cycles and has experience with mergers and acquisitions. His agricultural experience provides invaluable insight for the Board when evaluating First Federal’s agricultural lending practices and the economic condition of that portfolio.

Samuel S. Strausbaugh	Age:	47
	Director Since:	2006
	Business Experience and Specific Qualifications:

Co-President of Defiance Metal Products, Defiance, OH since September 2006. CFO of Defiance Metal Products from November 1998 to July 2008. Mr. Strausbaugh has important tactical and strategic skills that he has developed in management and executive positions with Defiance Metal. His experience with a growing company helps to inform the Board of Directors when considering future business opportunities.

Continuing Directors With Terms Expiring at the 2013 Annual Meeting:

John L. Bookmyer	Age:	46
	Director Since:	2005
	Business Experience and Specific Qualifications:

President & CEO of Touch Consulting, LLC, Findlay, OH and CEO of Pain Management Group, Findlay, OH since January 2009; Former Chief Operating Officer & Chief Financial Officer of Blanchard Valley Health System, Findlay, OH from 2000 until December 2008. Mr. Bookmyer is a Certified Public Accountant in Ohio and has extensive experience in oversight, leadership and financial matters from his roles at all entities. He is also very familiar with the needs of the region through his interactions with community hospitals and businesses.

Stephen L. Boomer	Age:	60
	Director Since:	1994
	Business Experience and Specific Qualifications:

CEO and President, Arps Dairy, Inc., Defiance, OH since 1997. Mr. Boomer is a respected corporate leader in Defiance thanks to his long and successful tenure leading Arps Dairy. This leadership ability and his community presence are valuable assets to the Board of Directors.

Peter A. Diehl	Age:	60
	Director Since:	1997
	Business Experience and Specific Qualifications:

Sales manager JK Ice Ventures, Angola, IN since 2008. Formerly President and CEO of Diehl, Inc., Defiance OH from April 1996 to May 2006. Mr. Diehl has extensive experience as a director with First Defiance as well as Diehl, Inc. This experience aids the Board of Directors with decision making and other important duties and provides enhanced understanding of general management concerns among the Board of Directors.

William J. Small	Age:	60
	Director Since:	1998
	Business Experience and Specific Qualifications:

Chairman, President and CEO of First Defiance and Chairman of First Federal since 1999. Mr. Small also served as Chief Executive Officer of First Federal from 1999 until December 2008. Mr. Small understands both the challenges and opportunities facing First Defiance as well as the details of current operations and finances. The Board of Directors benefits greatly from his extensive knowledge and familiarity with the Company.

Board Leadership Structure

Since his appointment as President and CEO in 1999, William J. Small has also served as Chairman of the Board of Directors. The Board of Directors believes that Mr. Small is best situated to serve as Chairman of the Board based upon his significant leadership position with First Defiance and his in-depth familiarity with the Company’s business and industry. In addition, the Board of Directors believes that Mr. Small’s combined roles as Chairman and CEO position him to effectively identify First Defiance’s strategic priorities and lead Board discussions on the execution of Company strategy. While each of First Defiance’s independent directors brings unique experience, oversight and expertise from outside the Company and its industry, Mr. Small’s company-specific experience and expertise allow him to effectively direct Board discussions and focus Board decision-making on those items most important to the Company’s overall success. The Board of Directors believes that the combined role of Chairman and CEO helps promote First Defiance’s overall strategic development and facilitates the efficient flow of information between management and the Board.

While the Board of Directors believes that having a combined Chairman and CEO is essential to First Defiance’s overall strategic development, the Board is also aware that one of its responsibilities is to oversee Company management and make performance, risk and compensation related decisions regarding management. In order to appropriately balance the Board’s focus on strategic development with its management oversight responsibilities, the Board of Directors created the position of Lead Independent Director, with Stephen L. Boomer currently serving in that role. As Lead Independent Director, Mr. Boomer is a permanent member of the Board’s Executive Committee and presides over executive sessions of the Board, which are attended only by non-management directors. In addition, Mr. Boomer is an active liaison between management and First Defiance’s non-management directors, maintaining frequent contact both with Mr. Small to advise him on the progress of Board committee meetings, and with individual non-management directors concerning recent developments affecting the Company. Through the role of an active, engaged Lead Independent Director, it is the opinion of the Board of Directors that its leadership structure is appropriately balanced between promoting First Defiance’s strategic development with the Board’s management oversight function. The Board of Directors also believes that its leadership structure has created an environment of open, efficient communication between the Board and management, enabling the Board to maintain an active, informed role in risk management by being able to monitor and manage those matters that may present significant risks to First Defiance.

Board Committees

The Board of Directors has six standing committees: Audit Committee, Corporate Governance Committee, Compensation Committee, Strategic Planning Committee, Executive Committee and Succession Planning Committee. Members of the individual standing committees are named below:

Audit	Corporate Governance	Compensation	Strategic Planning	Executive	Succession Planning
J.L. Bookmyer*	T.A. Voigt*	S.S. Strausbaugh*	D.A. Burgei*	S.L. Boomer**	J.A. Hubbard*
S.L. Boomer**	S.L. Boomer**	S.L. Boomer**	P.A. Diehl	D.A. Burgei***	S.L. Boomer**
P.A. Diehl	P.A. Diehl	J.L. Bookmyer	D.I. Metzger	P.A. Diehl***	D.A. Burgei
J.A. Hubbard	D.I. Metzger	J.A. Hubbard	B.A. Mitzel	J.A. Hubbard***	P.A. Diehl
S.S. Strausbaugh	B.A. Mitzel	T.A. Voigt	T.A. Voigt	D.I. Metzger***	S.S. Strausbaugh
J.L. Rohrs
W.J. Small*
S.S. Strausbaugh***
T.A. Voigt***
J.L. Bookmyer***

*	— Chairperson
**	— Lead Independent Director
***	— Denotes Rotating Service

The Audit Committee is responsible for: (i) the appointment of First Defiance’s independent registered public accounting firm; (ii) review of the external audit plan and the results of the auditing engagement; (iii) review of the internal audit plan and results of the internal audits; (iv) review of reports issued by First Federal’s Compliance Officer; (v) review of the effectiveness of First Defiance’s system of internal control, including review of the process used by management to evaluate the effectiveness of the system of internal control; and (vi) oversight of the accounting and financial reporting practices of First Defiance. The Audit Committee has adopted a written charter setting forth these responsibilities, a copy of which is posted on the Company’s website at http://www.fdef.com. The Board has determined that it has two “audit committee financial experts” serving on its Audit Committee. John L. Bookmyer and Samuel S. Strausbaugh each have been determined to have the attributes listed in the definition of “audit committee financial expert” set forth in the Instruction to Item 407(d)(5)(i) of Regulation S-K and in the Nasdaq listing requirements. All of the Audit Committee members are considered “independent” for purposes of the Nasdaq listing requirements, and meet the Nasdaq standards for financial sophistication. The Audit Committee met seven times in 2010.

The Corporate Governance Committee was established by the Board of Directors to ensure that the Board is appropriately constituted and conducts its affairs in a manner that will best serve the interests of First Defiance and its shareholders. Specific duties of the Committee include administering First Defiance’s conflict of interest policy/code of ethics, monitoring the Board’s continuing education and self-assessment process, nominating directors to the Board, and conducting an annual assessment of the Board as a whole, including assessment of Board composition and committee assignments. The Corporate Governance Committee has adopted a written charter setting forth the responsibilities of the committee, a copy of which is posted on the Company’s website at http://www.fdef.com. The Corporate Governance Committee met once in 2010.

The Board does not have a separate nominating committee as those functions are performed by the Corporate Governance Committee and the Board as a whole. The Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having business experience, and exhibiting high moral character. While the Committee does not have a formal diversity policy in place, the Committee does seek to promote a diverse set of viewpoints and business experience in the membership of the Board. The Committee retains the right to modify these minimum qualifications from time to time. The Committee has a general process for choosing nominees, which process considers both incumbent directors and new candidates. In evaluating an incumbent director whose term of office is set to expire, the Committee reviews such director’s overall service to First Defiance during his or her term, including attendance at meetings, participation and quality of performance. If the Committee chooses to evaluate new director candidates, the Committee uses its network of contacts to compile a list of potential candidates. Then, the Committee determines whether such candidates are independent, which determination is based upon applicable securities laws. Finally, the Committee meets to discuss and consider all candidates’ qualifications and then chooses the candidates. The Corporate Governance Committee considers the following criteria in proposing nominations for director to the full Board: (1) independence; (2) high personal and professional ethics and integrity; (3) ability to devote sufficient time to fulfilling duties as a director; (4) impact on diversity of the Board, including skills and other factors relevant to First Defiance’s business; and (5) overall experience in business, education, and other factors relevant to First Defiance’s business.

Shareholders of First Defiance may also make nominations to the Corporate Governance Committee, provided that notice of such nomination is given in writing to the Secretary of First Defiance not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The notice must set forth the name, age, business address and residence address (if available) of the nominee and the number of shares of Common Stock which are beneficially owned by the nominee. Also, the shareholder making the nomination must promptly provide any other information reasonably requested by the Corporate Governance Committee. The Committee does not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, when evaluating a candidate who was recommended by a shareholder. No director nominations were received from shareholders for the 2011 election of directors.

The Compensation Committee is responsible for overseeing First Defiance’s compensation programs, including base salaries, long-term incentive compensation, equity-based compensation and perquisites and benefit plans. The Committee also administers the process for evaluation of the Chairman and Chief Executive Officer and recommends to the Board the compensation for directors (including committee member and committee chair’s fees, equity-based awards and other similar items as appropriate). Further description of the Committee’s responsibilities is set forth under the “Compensation Discussion and Analysis” below. The Compensation Committee has adopted a written charter setting forth its responsibilities, a copy of which is posted at http://www.fdef.com. The Committee also makes recommendations to the full Board regarding Board of Directors’ compensation. The Compensation Committee met four times in 2010.

The executive compensation standards under ARRA and the Interim Final Rule require that, during the CPP Covered Period, First Defiance establish and maintain a compensation committee consisting solely of independent directors for the purpose of reviewing First Defiance’s employee compensation plans. The Compensation Committee is a “compensation committee” for purposes of ARRA and the Interim Final Rule. ARRA and the Interim Final Rule also require that the Compensation Committee meet at least every six months and take the following actions:

•

Discuss, evaluate and review all SEO Compensation Plans (as defined in the Interim Final Rule) with First Defiance’s senior risk officer to ensure that the SEO Compensation Plans do not include incentives for our Senior Executive Officers (as defined in the Interim Final Rule) to take unnecessary and excessive risks that could threaten First Defiance’s value.

•

Discuss, evaluate and review all Employee Compensation Plans (as defined in the Interim Final Rule) with First Defiance’s senior risk officer in light of the risks (including the short-term and long-term risks) posed to First Defiance by such Employee Compensation Plans and how to limit such risks.

•

Discuss, evaluate and review all Employee Compensation Plans and identify and eliminate features in the Employee Compensation Plans that could encourage the manipulation of reported earnings to enhance the compensation of any employee.

The Compensation Committee is required to both disclose the results, and certify completion, of the reviews described above in the Compensation Committee Report. The disclosure and certifications in the form required by the Interim Final Rule issued by the U.S. Treasury are included in the section captioned “Compensation Committee Report”.

The Executive Committee generally has the power and authority to act on behalf of the Board of Directors between scheduled Board meetings unless specific Board action is required or unless otherwise restricted by First Defiance’s Articles of Incorporation or Code of Regulations or its Board of Directors. As Chairman of the Board, Mr. Small serves as Chairman of the Executive Committee and Messrs. Rohrs and Boomer serve as permanent members. The remaining directors, with the exception of Ms. Mitzel, serve on the Committee on a rotating basis during the year. The Executive Committee met three times during 2010.

The Succession Planning Committee directs a process of systematically and deliberately preparing for future changes of leadership in key positions within the Company. The process may identify potential replacements and provide strategies for developing and/or hiring individuals to meet future needs. The Succession Planning Committee met once in 2010.

Compensation Committee Interlocks and Insider Participation

Mr. Bookmyer, Mr. Boomer, Ms. Hubbard, Mr. Strausbaugh and Mr. Voigt served on the Compensation Committee during 2010. There were no Compensation Committee interlocks or insider (employee) participation during 2010.

Board and Board Committee Meetings

Regular meetings of the Board of Directors of First Defiance are held quarterly and of First Federal are held monthly. Special meetings of the Boards are held from time to time as needed. There were five meetings of the Board of Directors of First Defiance and thirteen meetings of the Board of Directors of First Federal held during 2010. No director attended fewer than 75% of the total number of meetings of the Board of Directors of First Defiance or First Federal, as applicable, and meetings held by all committees of the Board on which the director served during 2010.

Neither the Board nor the Corporate Governance Committee has implemented a formal policy regarding director attendance at the Annual Meeting. Typically, the Board holds its annual organizational meeting directly following the Annual Meeting, which results in most directors attending the Annual Meeting. In 2010, all eleven directors attended the Annual Meeting.

Non-management directors met in two executive sessions in 2010. Mr. Boomer, Lead Independent Director, presided over those meetings.

Director Compensation

The table below provides information concerning the compensation of directors for the fiscal year ended December 31, 2010. Each non-employee director received an annual retainer of $21,000 in 2010 with the exception of Mr. Boomer, the Lead Independent Director, who received a retainer of $24,500. Committee chairs receive an additional annual retainer as follows: (1) Audit Committee — $3,000; (2) Compensation Committee — $2,000; and (3) Corporate Governance Committee and Strategic Planning Committee — $1,000. In addition, each non-employee director received $400 for each Board meeting attended for either First Defiance or First Federal, but no fee is received for the annual organizational meeting of either entity. Mr. Boomer and Mr. Strausbaugh are also directors of First Insurance and Investments, Inc., and they receive $400 for each First Insurance Board meeting attended. Non-employee directors also receive compensation for each committee meeting attended as follows: (1) Audit Committee — $500; (2) Compensation Committee — $400; (3) Executive or First Federal Executive Loan Committee meetings — $200; and (4) other First Defiance and First Federal Board committees — $300.

Directors may defer their retainer and/or meeting fees payable to them under the First Defiance Deferred Compensation Plan. The return on the amounts deferred is dependent on the investment elections made by the director. The directors’ choices for election include a number of mutual funds and a First Defiance stock account. Returns under the plan are calculated to mirror these elections. Because these earnings are denominated in First Defiance stock or the mutual fund equivalents, such earnings are not considered to be preferential or above market and are not reported in the table below. Also, directors do not receive perquisites or personal benefits that have an aggregate value that exceeds $10,000.

2010 Director Compensation

Director	Fees Earned or Paid in Cash ($)	Total ($)
Bookmyer, John L.	$37,000	$37,000
Boomer, Stephen L.	$49,600	$49,600
Burgei, Douglas A.	$35,000	$35,000
Diehl, Peter A.	$36,067	$36,067
Hubbard, Jean A.	$35,667	$35,667
Metzger, Dwain I.	$30,000	$30,000
Mitzel, Barbara A.	$29,500	$29,500
Strausbaugh, Samuel S.	$39,333	$39,333
Voigt, Thomas A.	$32,833	$32,833

Communication with Directors

The Board of Directors has adopted a process by which shareholders may communicate with the directors. Any shareholder wishing to do so may write to the Board of Directors at the Company’s principal business address, 601 Clinton St., Defiance, OH 43512. Any shareholder communication so addressed will be delivered unopened to the director to whom it is addressed or to the Chairman if addressed to the Board of Directors.

Board’s Role in Strategic Planning

The Board of Directors has the legal responsibility for overseeing the affairs of the Company and, thus, an obligation to keep informed about the Company’s business and strategies. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise independently its decision-making authority on matters of importance to the Company. Acting as a full Board and through the Board’s standing committees (Audit Committee, Corporate Governance Committee, Compensation Committee, Strategic Planning Committee and Executive Committee), the Board is fully involved in the Company’s strategic planning process.

Each year, typically in September, senior management and the Board hold an extended meeting to focus on corporate strategy. This session involves presentations from management and input from the Board regarding the assumptions, priorities and strategies that will form the basis for management’s operating plan and strategy. At subsequent Board meetings, the Board continues to review the Company’s progress against its strategic plan and to exercise oversight and decision-making authority regarding strategic areas of importance. The role the Board plays is inextricably linked to the development and review of the Company’s strategic plan. Through these procedures, the Board, consistent with good corporate governance practices, encourages the long-term success of the Company by exercising sound and independent business judgment on the strategic issues that are important to the Company’s business.

Board’s Role in Risk Oversight

The Board’s function of overseeing risk is handled primarily by the Audit Committee. The Chief Risk Officer works with management as well as internal and external auditors to determine and evaluate significant risks the Company may be taking and communicates those findings directly to the Committee. The Committee is focused on identifying, quantifying, and minimizing the Company’s risks. The Committee believes that by involving both management and auditors in this important process, it is best able to perform its function.

EXECUTIVE OFFICERS

The Board elects executive officers annually following the Annual Meeting of Shareholders to serve until the meeting of the Board following the next annual meeting. The following table sets forth the name of each current executive officer, other than Mr. Small and Mr. Rohrs, and the principal position and offices he holds with First Defiance or First Federal.

Name	Information about Executive Officers
Donald P. Hileman

Chief Financial Officer of First Defiance and First Federal. Mr. Hileman was appointed to serve in this position on March 16th, 2009 after serving as Interim Financial Officer since October 20, 2008. Mr. Hileman was also appointed as Executive Vice President of First Defiance in November 2008 and Chief Executive Officer of First Insurance and Investments, Inc. in July 2007, and continues to serve in those capacities. Prior to joining First Defiance, Mr. Hileman was Corporate Controller of Sky Financial Group, Inc. for 12 years. Mr. Hileman is 58.

Gregory R. Allen

President of First Federal’s Southern Market Area since January 2006. Prior to his promotion to President of the Southern Market Area, Mr. Allen served as Executive Vice President and Chief Lending Officer of First Federal since 1998. Mr. Allen is 47.

Jeffrey D. Vereecke

President of First Federal’s Northern Market Area since January 2008. Prior to his promotion to President of the Northern Market Area, Mr. Vereecke served as Executive Vice President, Retail Banking. He has served First Federal in a number of roles since joining the Company in 1984. Mr. Vereecke is 49.

Dennis E. Rose, Jr.	Executive Vice President of Operations for First Federal since 2001. Mr. Rose joined First Federal in 1996 and served as Corporate Controller prior to his role in operations. Mr. Rose is 42.

Timothy K. Harris

President of the Eastern Market Area of First Federal since January 2008 and Executive Vice President since January 2007. From January 2007 until January 2008, Mr. Harris was a Senior Lender. Mr. Harris joined First Federal as a Commercial Lender in October 2000. Mr. Harris is 52.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for the First Defiance executive officers identified in the Summary Compensation Table (“Named Executive Officers”).

Compensation Philosophy and Objectives

The Board of Directors believes the most effective executive compensation program is one that rewards the achievement of specific annual, long-term and strategic goals which are established in conjunction with strategic planning initiatives and the long-term objective of maximizing shareholder value. Consistent with that philosophy, the Company’s executive compensation packages include both cash and stock-based compensation that rewards performance as measured against predetermined goals. The Compensation Committee evaluates executive compensation to ensure that it is sufficiently competitive to enable the Company to attract and retain qualified employees in key positions. Total compensation commensurate with the median compensation paid to similarly situated executives of peer companies is generally what the Committee considers competitive.

First Defiance’s executive compensation program in 2010 must comply with the limitations imposed by the CPP, which limited the Compensation Committee’s actions by prohibiting the payment or accrual of any bonus, retention award or incentive compensation to any of First Defiance’s five most highly compensated employees, including Messrs. Small and Rohrs, except in limited circumstances. Further, the CPP provides additional restrictions on First Defiance by: (i) prohibiting the payment of golden parachute payments to select highly-paid employees upon a departure from First Defiance or due to a change in control of First Defiance, except for services performed or benefits accrued; (ii) requiring the recovery (“clawback”) of any bonus, retention award or incentive compensation paid to a select group of highly-paid employees if the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria; (iii) prohibiting any compensation plan that would encourage the manipulation of First Defiance’s reported earnings to enhance the compensation of any of the employees of the Company or its subsidiaries; (iv) prohibiting compensation plans that encourage Senior Executive Officers, which is defined in ARRA and includes the Named Executive Officers, to take unnecessary and excessive risks that threaten the value of First Defiance; (v) eliminating any “tax gross-ups” to any Senior Executive Officer or a select group of highly-paid employees; (vi) requiring the limitation of any compensation plan that unnecessarily exposes First Defiance to risk; (vii) requiring that First Defiance disclose to the U.S. Treasury and the Office of Thrift Supervision the amount, nature and justification for offering to any of our five most highly-compensated employees any perquisites whose total value exceeds $25,000; (viii) requiring that First Defiance disclose to the U.S. Treasury and the Office of Thrift Supervision whether First Defiance, the Board of Directors or the Compensation Committee engaged a compensation consultant and the services performed by that compensation consultant and any of its affiliates; and (ix) requiring that First Defiance disclose to the U.S. Treasury the identity of a select group of highly-paid employees, identified by name and title and ranked in descending order of annual compensation.

ARRA and the Interim Final Rule also required that the Board of Directors adopt a company-wide policy regarding “excessive or luxury expenditures” and post this policy on First Defiance’s website which was completed in September 2009. First Defiance must also include in our proxy statements for annual meetings of shareholders a non-binding “say on pay” shareholder vote on executive compensation.

First Defiance’s Named Executive Officers and other employees who are subject to the executive compensation limitations of the CPP have entered into letter agreements. These agreements amend the compensation and benefit plans in which these individuals participate to comply with the limitations imposed by the CPP.

Roles of the Committee and Chief Executive Officer in Compensation Decisions

The Committee makes all compensation decisions for the Chief Executive Officer and approves all compensation for the other Named Executive Officers utilizing recommendations made by the Chief Executive Officer.

2010 Executive Compensation Components

For the fiscal year ended December 31, 2010, the principal components of compensation for Named Executive Officers were:

•	Base salary;

•	Short-term cash incentive compensation;

•	Long-term cash and equity incentive compensation;

•	Retirement and other benefits; and

•	Perquisites and other personal benefits.

In prior years, the Compensation Committee has engaged third parties to assist in analyzing the compensation of the Named Executive Officers in comparison to a peer group. In 2010, the Compensation Committee determined that, due to general economic conditions and uncertainty regarding how the Company would perform during the year, it would not make any significant changes to the compensation of the Named Executive Officers for 2010.

Base Salary

First Defiance provides Named Executive Officers and other employees with a base salary to compensate them for services rendered during the fiscal year. The base salary for each of the Named Executive Officers is generally determined at the beginning of the year.

Base salaries for Named Executive Officers other than Mr. Small are determined based upon recommendations made by the Chief Executive Officer. The Chief Executive Officer generally compares the base salary levels of the other Named Executive Officers with the median levels of public companies of similar asset size and geographic location to First Defiance. However, for 2010, Mr. Small recommended that salaries should be frozen to reflect the fact that the Company’s performance was uncertain based on the economic stress in the marketplace. The Compensation Committee approved Mr. Small’s recommendation.

Based on this recommendation, the Committee determined that it would also keep Mr. Small’s base salary at the same level as it was in 2009.

Performance-Based Incentive Compensation

The Board believes that a significant amount of executive officer compensation should be performance based. In recent years, employees have had an opportunity to earn short-term incentive compensation in the form of cash bonuses based on the level of achievement of performance targets that are established each year by the Committee. Stock options have historically been the only form of long-term incentive compensation used by the Company. In 2008, the Company adopted a new long-term incentive plan to provide for long-term compensation in the form of both cash and equity awards.

Short-Term Incentive Compensation. The 2010 target bonus component for each of the Named Executive Officers is set forth below.

	Bonus Potential at Target
Executive Officer	(% of Base Salary)	(Dollar amount)
William J. Small	45%	$138,272
James L. Rohrs	35%	$ 71,400
Gregory R. Allen	35%	$ 55,193
Dennis E. Rose, Jr.	35%	$ 48,195
Donald P. Hileman	35%	$ 59,500

The 2010 First Defiance performance targets, the relative weighting of each target and the related payout percentages of the bonus potential are described below:

Bonus Formula Component	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)
Earnings Per Share (30% weighting)	$1.26	$1.40	$ 1.61
Net Charge Offs[1] (15% weighting)	0.81%	0.50%	0.25%
Non Performing Assets[2] (15% weighting)	2.99%	2.00%	1.00%
Non-Interest Expense[3] (10% weighting)	3.12%	2.92%	2.20%
Return on Average Equity (15% weighting)	4.71%	5.54%	10.00%
Return on Average Assets (15% weighting)	0.54%	0.64%	1.00%

1	– Net charge offs as a percentage of average loans.
2	– Non Performing Assets divided by Total Assets
3	– Non-Interest expense divided by Total Assets

If the Threshold performance level is not achieved, the payout percentage for that component of the bonus calculation is zero. If the performance level for a component is between the Threshold and Target or between the Target and the Maximum amount, the payout percentage is prorated. In 2010, the Company exceeded the threshold level of performance in two of the six categories. The actual Non-Performing Asset percentage was 2.78%, better than the threshold of 2.99%. The payout for this metric was 9.23% of the target bonus. The second metric that triggered a calculated payout was Non-Interest Expense. Actual Non-Interest expense was 3.09% compared with the threshold of 3.12%. The payout for this metric was 5.75% of the target bonus. The combined payout total was 14.98% of the target bonus amount. As a result, the Named Executive Officers were entitled to bonuses under the short-term incentive plan, which were paid in cash in March 2011. However, because Mr. Small and Mr. Rohrs were among First Defiance’s five most highly compensated employees, they were prohibited from receiving a cash bonus. The Compensation Committee determined that they should still be rewarded for their performance. As a result, the Committee determined that in lieu of cash they would have received if First Defiance was not a CPP participant, they should receive the bonus in the form of restricted stock awards, as permitted under ARRA, under the 2010 Equity Incentive Plan (the “2010 Equity Plan”) that was approved by shareholders at last year’s annual meeting.

Employees who are prohibited by the Interim Final Rule from receiving a bonus are permitted to receive restricted stock or restricted stock units on the following terms: (i) the restricted stock and/or restricted stock units may not become transferable or payable earlier than in 25% increments as a corresponding percentage of TARP assistance is repaid; (ii) restricted stock and/or restricted stock units must be forfeited if the employee does not continue performing substantial services for at least two years after the grant date (other than due to the employee’s earlier death or disability or the earlier occurrence of a change in control); (iii) the amount or value of restricted stock and/or restricted stock units (determined based on the fair market value of the underlying common shares on the grant date) granted in any year may not exceed 1/3 of the employee’s annual compensation for such year.

Upon Mr. Small’s recommendation, the Compensation Committee also approved a one-time cash bonus to Mr. Rose. Mr. Small believed, and the Committee agreed, that Mr. Rose’s leadership during the successful core conversion of the Company in November 2010 should be rewarded with a bonus.

Long-Term Incentive Compensation. The Committee established a long-term incentive compensation arrangement that would reward senior executives for increasing the value of the Company through sustained future growth and profitability. The arrangement consists of equity awards to be made under the Company’s existing equity plan and cash awards to be made under a Long Term Incentive Compensation Plan (the “LTIP”). The LTIP, which was finalized in July 2008, authorizes the Committee, in its sole discretion, to determine the recipients of LTIP awards; to determine the specific terms and conditions of each award, consistent with the terms of the LTIP; to determine whether an award is, or is intended to be, “qualified performance-based compensation” within the meaning of Section 162(m) of the Code; to determine whether any conditions or objectives related to awards have been met; and to modify or waive any terms and conditions of awards, consistent with the terms of the LTIP.

In 2008, the Committee made long-term incentive compensation awards to Mr. Small and Mr. Rohrs under the LTIP and the 2005 Stock Option Plan. No LTIP awards were made in 2009 or 2010 because of the uncertainty in the economy. The 2008 awards expired under their terms on December 31, 2010 and no payments were due to any of the participants.

Retirement Benefits

All employees of First Defiance, including the Named Executive Officers, are eligible to participate in the First Defiance Financial Corp. 401(k) Employee Savings Plan (the “Savings Plan”) and the First Defiance Employee Stock Ownership Plan (the “ESOP”).

The Savings Plan is a tax-qualified retirement savings plan pursuant to which all employees are able to contribute up to the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. First Defiance maintains a safe harbor plan that matches 100% of the first 3% of pay that is contributed to the Savings Plan plus 50% of the salary deferrals between 3% and 5% of compensation. All employee contributions to the Savings Plan are fully vested upon contribution and First Defiance’s matching contribution is vested upon completion of a minimum service requirement.

The ESOP is a tax-qualified plan under which shares of Common Stock are allocated to participant accounts based on the participant’s compensation relative to compensation of all active participants in the ESOP. The compensation of participants, including the Named Executive Officers, is limited to the Internal Revenue Service mandated maximum of $245,000 in 2010 for purposes of calculating the annual allocation of shares. Shares allocated to participant accounts are fully vested when the participant has completed three years of service. Participants in the ESOP hold full voting privileges for shares allocated to their account. Additional shares are allocated to participant accounts in lieu of dividends earned on allocated shares. Shares in the ESOP have been fully allocated, subject to re-allocation in the event of forfeitures. It is within the Company’s discretion to determine the amount, if any, of the annual contribution to the ESOP. First Defiance did not make a contribution to the ESOP in 2010 or 2009.

The Named Executive Officers are entitled to participate in the First Defiance Deferred Compensation Plan, which enables the Named Executive Officers to defer up to 80% of their base salary and up to 100% of bonus payments. The First Defiance Deferred Compensation Plan is discussed in further detail under the heading “Executive Compensation—Nonqualified Deferred Compensation” below.

Perquisites and Other Personal Benefits

First Defiance provides Named Executive Officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers.

In 2010, the Company provided each of the Named Executive Officers with the option to receive a $600 monthly automobile allowance. The Company does not provide any of the Named Executive Officers the use of a Company-owned vehicle. Each Named Executive Officer also is entitled to receive a social country club membership and, upon relocation, to receive reimbursement for certain reasonable expenses associated with the costs of such relocation. There were no relocations of executive officers in 2010.

In 2010, the Company established an Executive Group Life Post-Separation Plan which provided death benefits equal to two times the executive’s base salary. Participation in the Post-Separation Plan terminated the executives’ participation in the First Federal Bank of the Midwest Executive Group Life Plan dated April 28, 2003. The following individuals participate in the plan: Mr. Small, Mr. Rohrs, Mr. Hileman, Mr. Allen, Mr. Rose and Mr. Harris.

The value of these perquisites is included under “All Other Compensation,” column (i) of the “Summary Compensation Table.”

The Company has Employment Agreements with certain key employees, including the Named Executive Officers. The employment agreements include provisions for severance payments upon a change of control and are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the Named Executive Officers is provided under the heading “Executive Compensation—Potential Payments Upon Termination or Change in Control” below.

Tax and Accounting Implications

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for its stock option plans in accordance with the requirements of FASB ASC Topic 718, Stock Compensation.

Section 162(m) of the Code

ARRA and the Interim Final Rule limit the deductibility of any compensation for First Defiance’s Named Executive Officers that exceeds $500,000 regardless of whether such compensation is “qualified performance-based” or not.

COMPENSATION COMMITTEE REPORT

The First Defiance Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee certifies that:

(1) It has reviewed with senior risk officers the senior executive officer compensation plans, each as defined in the regulations and guidance established under Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers, as defined in the regulations and guidance established under Section 111 of EESA (“SEOs”), to take unnecessary and excessive risks that threaten the value of First Defiance;

(2) It has reviewed with senior risk officers the employee compensation plans, as defined in the regulations and guidance established under Section 111 of EESA, and has made all reasonable efforts to limit any unnecessary risks these plans pose to First Defiance; and

(3) It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of First Defiance to enhance the compensation of any employee.

On November 4, 2010 and February 7, 2011, the Compensation Committee met, along with First Defiance’s senior risk officer, and conducted a discussion, evaluation and review of First Defiance’s SEO Compensation Plans and Employee Compensation Plans as required by the regulations and guidance established under Section 111 of EESA.

The Compensation Committee reviewed each SEO Compensation Plan to determine whether the plan contained incentives for Senior Executive Officers or other employees to take unnecessary or excessive risks that threaten the value of First Defiance. The Compensation Committee also reviewed each Employee Compensation Plan using this standard, which is more stringent than required by the regulations and guidance established under Section 111 of EESA. In addition, the Compensation Committee reviewed each Employee Compensation Plan to eliminate any features that would encourage the manipulation of reported earnings of First Defiance to enhance the compensation of any employee.

The specific SEO Compensation Plans and Employee Compensation Plans reviewed by the Compensation Committee were: (i) the annual Short-Term Incentive Plan for named executive officers and other executive officers, which provides for incentive compensation opportunities based on First Defiance’s financial performance; (ii) various quarterly incentive compensation programs and policies for other employees, which provide incentive compensation opportunities based on a combination of individual and company performance; (iii) the 2001 Stock Option and Incentive Plan, which provided for equity awards and, although no new awards may be made under this plan, there are still existing awards outstanding under it; (iv) the 2005 Stock Option Plan, which provided for equity awards and, although no new awards may be made under this plan, there are still existing awards outstanding under it; (v) the 2010 Equity Plan, which provides for equity awards; (vi) the LTIP, which provides for incentive compensation opportunities based on Company performance over a three-year performance period; (vii) First Defiance Deferred Compensation Plan, which permits employees to defer compensation; (viii) Executive Group Life Post-Separation Plan, which provides death benefits to executives; and (ix) various employment agreements and change in control agreements with named executive officers and other executives, which provide for severance-type benefits and some of which include specific incentive compensation opportunities for employees.

The Compensation Committee concluded that First Defiance’s existing risk-management framework and specific features or elements of the Short-Term Incentive Plan or the quarterly incentive compensation plans (including those provided for under various employment agreements) do not encourage Senior Executive Officers or other employees to take unnecessary and excessive risks that threaten the value of First Defiance. These specific features and elements include a requirement that First Defiance attain a specified percentage of its quarterly or annual budget before any payouts can be made. As a result, incentive compensation opportunities are based on Company-wide performance, a factor over which any individual employee has little control. Nevertheless, as part of its annual evaluation of its incentive compensation program, First Defiance elected to make the following changes to its Short-Term Incentive Plan and quarterly incentive compensation plan design for 2010 by: (i) providing enhanced discretion to the Compensation Committee to reduce or eliminate payment; (ii) decreasing concentration on operation goals and increasing use of individual performance goals; (iii) increasing the threshold percentage of quarterly or annual budget to be attained before payouts can be made; and (iv) with respect to its quarterly incentive compensation plan for commercial lenders, including factors based on changes in asset quality and pricing when calculating the amount of any payout. The Compensation Committee believes that these changes, along with First Defiance’s existing risk management framework and the clawback policies implemented for its 25 most highly compensated employees, operate such that First Defiance’s annual and quarterly incentive compensation plans do not encourage Senior Executive Officers or other employees to take unnecessary and excessive risks that threaten the value of First Defiance or create incentives for any employee to manipulate First Defiance’s reported earnings to enhance the amount of compensation payable under these plans.

The Compensation Committee concluded that First Defiance’s existing risk-management framework and the design of its LTIP do not encourage SEOs or other employees to take unnecessary and excessive risks that threaten the value of First Defiance. The incentive compensation opportunities under the LTIP are based on performance over a three-year performance period, discouraging short-term risk-taking. In addition, the incentive compensation opportunities under the LTIP are based on company performance, a factor over which any individual employee has little control. The Compensation Committee believes that these features, along with First Defiance’s existing risk management framework and the clawback policies implemented for its 25 most highly compensated employees, operate such that the LTIP does not encourage Senior Executive Officers or other employees to take unnecessary and excessive risks that threaten the value of First Defiance or create incentives for any employee to manipulate First Defiance’s reported earnings to enhance the amount of compensation payable under these plans.

The Compensation Committee concluded that amounts payable under the 2001 Stock Option and Incentive Plan, 2005 Stock Option Plan, 2010 Equity Plan, First Defiance Deferred Compensation Plan, Executive Group Life Post-Separation Plan and the employment and change in control agreements (except to the extent described above) are not contingent on First Defiance’s financial or other performance and, consequently, do not encourage Senior Executive Officers or other employees to take unnecessary and excessive risks that threaten the value of First Defiance or create incentives for any employee to manipulate First Defiance’s reported earnings to enhance the amount of compensation payable under these plans.

Samuel S. Strausbaugh, Chairman

John Bookmyer

Stephen Boomer

Jean Hubbard

Thomas A. Voigt

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2010, 2009 and 2008. The Named Executive Officers include all persons serving as the Company’s Chief Executive Officer and Chief Financial Officer during 2010, and the three other most highly compensated executive officers.

(a)	(b)	(c)	(d)	(f)		(g)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compen- sation ($)(2)	All Other Compen- sation ($)(3)	Total ($)
William J. Small Chairman of the Board & Chief Executive Officer of First Defiance	2010 2009 2008	$307,271 306,344 301,246	— — —	$ $ $	— 2,450 26,850	$20,706 — —	$19,065 18,561 17,592	$347,042 327,355 345,688
Donald P. Hileman Executive Vice President & Chief Financial Officer of First Defiance and First Federal; CEO of First Insurance and Investments	2010 2009 2008	$170,010 164,000 132,885	— — —	$ $ $	— 2,450 1,553	$8,910 — —	$8,707 8,158 3,180	$187,627 174,608 137,618
James L. Rohrs Executive Vice President & President and Chief Executive Officer of First Federal Bank	2010 2009 2008	$204,000 203,385 200,000	— — —	$ $ $	— 2,450 16,230	$10,692 — —	$16,213 14,928 17,901	$230,905 220,763 234,131
Gregory R. Allen First Federal Bank President of Southern Market Area	2010 2009 2008	$157,705 157,220 154,603	— — —	$ $ $	— 2,450 2,070	$24,603 — —	$12,694 12,363 15,818	$195,002 172,033 172,491
Dennis E. Rose Jr. Executive Vice President of First Federal Bank	2010 2009	$138,000 137,285	$6,000 —	$ $	— 2,450	$7,217 —	$11,134 11,762	$162,351 151,497

(1)

The amounts in column (f) reflect the full grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 21 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2011.

(2)

The amounts in column (g) reflect the cash and restricted stock awards to the named individuals under the Company’s Performance Based Incentive Compensation Plan which is discussed in further detail above under the heading “Performance Based Incentive Compensation”.

(3)	The amount shown as “All Other Compensation” includes the following perquisites and personal benefits:

Name	Club Membership	Automobile Allowance or Personal Use of Company Automobile	401(k) Match	Value of Life Insurance	Employee Stock Purchase Plan Match	Total
William J. Small	$ 533	$2,712	$12,363	$1,657	$1,800	$19,065
Donald P. Hileman	$ 533	$ —	$ 6,808	$1,171	$ 195	$ 8,707
James L. Rohrs	$ 533	$4,060	$ 8,232	$1,588	$1,800	$16,213
Gregory R. Allen	$2,087	$2,026	$ 6,380	$ 401	$1,800	$12,694
Dennis E. Rose Jr.	$ 533	$5,216	$ 5,095	$ 290	$ —	$11,134

2010 Grants of Plan-Based Awards

During 2010 First Defiance made awards to Named Executive Officers as short term incentive compensation.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)
William J. Small (1)	03/04/10	$69,136	$138,272	$207,408
Donald P. Hileman	03/04/10	$29,750	$59,500	$89,250
James L. Rohrs (1)	03/04/10	$35,700	$71,400	$107,100
Gregory R. Allen	03/04/10	$27,597	$55,193	$82,790
Dennis E. Rose, Jr.	03/04/10	$24,097	$48,195	$72,292

(1)	These awards were made in shares of restricted stock and not cash, as required under the terms of the CPP.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table provides information concerning unexercised options for each Named Executive Officer outstanding as of the end of the most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award. The table also discloses the exercise price and the expiration date.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable	Option Exercise Price	Option Expiration Date
William J. Small	1,000	0	$19.53	04/20/2013
	1,000	0	$27.13	04/18/2014
	1,000	0	$25.89	04/18/2015
	800	200	$26.47	05/21/2016
	600	400	$27.41	04/15/2017
	400	600	$17.64	04/21/2018
	5,600	8,400	$15.97	07/21/2018
	0	1,000	$11.00	04/23/2019
Donald P. Hileman	1,200	800	$22.72	12/16/2017
	300	450	$17.64	04/21/2018
	0	1,000	$11.00	04/23/2019
James L. Rohrs	40,000	0	$14.00	09/16/2011
	5,000	0	$19.53	04/20/2013
	1,000	0	$27.13	04/18/2014
	2,000	0	$25.89	04/18/2015
	800	200	$26.47	05/21/2016
	600	400	$27.41	04/16/2017
	400	600	$17.64	04/21/2018
	3,200	4,800	$15.97	07/21/2018
	0	1,000	$11.00	04/23/2019
Gregory R. Allen	11,700	0	$14.00	09/16/2011
	5,000	0	$19.56	01/19/2013
	5,000	0	$19.53	04/20/2013
	5,000	0	$27.13	04/18/2014
	2,000	0	$25.89	04/18/2015
	1,600	400	$26.47	05/21/2016
	600	400	$27.41	04/16/2017
	400	600	$17.64	04/21/2018
	0	1,000	$11.00	04/23/2019
Dennis E. Rose Jr.	18,500 5,000	0 0	$14.00 $19.53	09/16/2011 04/20/2013
	1,000	0	$27.13	04/18/2014
	2,000	0	$25.89	04/18/2015
	1,600	400	$26.47	05/21/2016
	600	400	$27.41	04/16/2017
	400	600	$17.64	04/21/2018
	0	1,000	$11.00	04/23/2019

(1)

All options listed above vest at a rate of 20% per year over the first five years of the ten-year option term except options that expire 04/23/2019 vest at a rate of 40% after two years and than 20% per year over the next three years of the ten-year term.

Option Exercises and Stock Vested In 2010

During 2010, none of the Named Executive Officers exercised any stock options nor had any stock awards vest.

Nonqualified Deferred Compensation

Pursuant to the First Defiance Deferred Compensation Plan, certain executives, including Named Executive Officers, as well as the directors of First Defiance may defer receipt of up to 80% of their base compensation and up to 100% of non-equity incentive plan compensation and, in the case of directors up to 100% of directors’ fees. Deferral elections are made by eligible executives or directors in December of each year for amounts to be earned in the following year.

Amounts deferred in the First Defiance Deferred Compensation Plan may be invested in any funds available under the Plan. The table below shows the funds available under the Plan and their annual rate of return for the calendar year ended December 31, 2010, as reported by the administrator of the Plan.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
AmCent VP Value: CI 2	13.04%	Mainstay VP Cash Mgmt	0.01%
Fidelity VIP Contrafund: IC	17.22%	MainStay VP Int’l Eq	4.90%
Fidelity VIP Freedom 2010: IC	12.95%	Mainstay VP MidCap Core	23.64%
Fidelity VIP Freedom 2020: IC	14.49%	PIMCO VIT Tot Return: AC	8.12%
Fidelity VIP Freedom 2030: IC	16.08%	Royce Micro-Cap	29.96%
Fidelity VIP InvGd Bond: IC	7.80%	Royce Small-Cap	20.52%
First Defiance Stock	5.40%	T. Rowe Price Ltd-Term Bond	3.10%
Janus AS Forty: IS	6.75%	UIF U.S. Real Estate – Class I	29.96%

Benefits under the First Defiance Deferred Compensation Plan are generally paid beginning the year following the executive’s retirement or termination. However, the Plan does have provisions for scheduled “in-service” distributions from the plan, and it also allows for hardship withdrawals upon the approval of the Compensation Committee. Retirement benefits are paid either in a lump sum or in scheduled installment payments when the executive’s termination is considered a retirement. All other distributions are made in lump sum payments.

ARRA and the Interim Final Rule prohibit First Defiance from making any “golden parachute payment” to its Senior Executive Officers or any of the five next most highly compensated employees during the CPP Covered Period. For this purpose, a “golden parachute payment” is any payment for the departure from First Defiance for any reason, or any payment due to a change in control of First Defiance or an affiliate. A golden parachute payment is treated as paid at the time of departure or the change in control event, as applicable, and may include a right to amounts actually payable after the CPP Covered Period.

For purposes of ARRA and the Interim Final Rule, deferrals to the First Defiance Deferred Compensation Plan by the Named Executive Officers would be considered payments for services performed or benefits accrued and not golden parachute payments. Under ARRA and the Interim Final Rule, a payment is considered to be for services performed or benefits accrued, which includes payments from a benefit plan or deferred compensation plan, if: (i) the plan was in effect for at least one year prior to the employee’s departure; (ii) payment is made pursuant to the plan as in effect no later than one year before the departure and in accordance with any amendments during this one-year period that do not increase the benefits payable; (iii) the employee had a vested right to payment at the time of the departure or the change in control; (iv) benefits were accrued each period only for current or prior services rendered; (v) payment was not based on any discretionary acceleration of vesting or accrual of benefits occurring later than one year before the departure or the change in control event; and (vi) First Defiance has recognized a compensation expense and accrued a liability for benefit payments according to United States generally accepted accounting principles or segregated or otherwise set aside assets in a trust for payment of benefits. In this case, any payments made under the First Defiance Deferred Compensation Plan in 2010 would have satisfied these requirements and, accordingly, would not be subject to the prohibition on golden parachute payments.

The following table provides information with respect to the Named Executive Officers’ participation in the First Defiance Deferred Compensation Plan. All contributions to the First Defiance Deferred Compensation Plan are made by the executives participating in the Plan. There are no contributions by First Defiance and none of the Named Executive Officers received a withdrawal or distribution under the Plan.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
William J. Small	$-0-	$42,169	$260,619
Donald P. Hileman	$-0-	$ 4,012	$ 35,261
James L. Rohrs	$-0-	$13,707	$121,674
Gregory R. Allen	$-0-	$18,319	$124,723
Dennis E. Rose Jr.	$-0-	$ 3,584	$ 20,241

Potential Payments Upon Termination or Change in Control

The table below summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a Named Executive Officer at, following, or in connection with any termination of employment including by resignation, severance, retirement, disability or a constructive termination, by a change of control of the Company; or by a change in the Named Executive Officer’s responsibilities (that may not result in a termination of employment).

The amounts shown assume that such termination was effective as of December 31, 2010, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Payments Made Upon Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, the executive is entitled to receive amounts earned during the term of employment. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	amounts contributed under the First Defiance Deferred Compensation Plan;

•	unused vacation pay; and

•	amounts accrued and vested through the Company’s 401(k) Plan.

Payments Made Upon Retirement

In the event of retirement of a Named Executive Officer, in addition to the items identified above, the executive will be entitled to the following:

•	vesting of all outstanding unvested stock options; and

•

executives who meet minimum age and years of service requirements are entitled to continue to participate in the Company’s health and welfare benefits. These benefits are the same as retiree medical benefits offered to all employees of First Defiance and are more fully described in Note 17 to the Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2010.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the headings “Payments Made upon Termination” and “Payments Made Upon Retirement” above, the Named Executive Officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plans, as appropriate.

Payments Made Upon Change of Control

Each Named Executive Officer, other than Mr. Rose, has entered into an employment agreement with First Defiance and First Federal, the terms of which are similar for Messrs. Small, Hileman, Rohrs and Allen. Pursuant to their agreements, if the executive’s employment is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability) or if the executive terminates his employment in certain circumstances defined in the employment agreements which constitute “good reason”, in addition to the benefits listed under the heading “Payments Made Upon Termination” the Named Executive Officer will receive a lump sum severance payment of 2.99 times the employee’s average annual compensation for the five most recent taxable years ending during the calendar year in which the Notice of Termination occurs. Under the agreements, compensation is defined as base salary plus non-equity incentive bonus.

Further, all unvested stock options held by Messrs. Small, Hileman, Rohrs and Allen will automatically vest and become exercisable in the event of a change in control. Such unvested options do not vest in the event of termination for reasons other than retirement, death or disability, even if such termination is for “good reason.”

Mr. Rose has entered into a Change of Control and Non-Compete Agreement. Under the terms of this agreement, in the event employment is terminated within six months prior to a change of control or within one year after a change of control, the executive is entitled to receive an amount equal to his annual salary most recently set prior to the occurrence of the change in control.

Generally, pursuant to the agreements, a change of control has the meaning set forth in Section 409(A)(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended.

As discussed above, ARRA and the Interim Final Rule prohibit First Defiance from making any golden parachute payments to its Named Executive Officers and the five next most highly compensated employees during the CPP Covered Period. Amounts payable under the employment and change of control agreements may be golden parachute payments within the meaning of ARRA and the Interim Final Rule. First Defiance entered into letter agreements with its named executive officers who are subject to the prohibition on golden parachute payments which prohibit First Defiance from making any golden parachute payments during the CPP Covered Period. As a result, if a change of control were to occur during the CPP Covered Period, First Defiance may be prohibited from making payments upon an employee’s termination following a change of control.

Executive Benefits and Payments upon Termination	Voluntary Termination	For Cause Termination	Involuntary Not for Cause Or Voluntary Good Reason Termination	Involuntary Change of Control Termination (CIC)	Death	Disability
William J. Small
Severance	—	—	$945,035	$945,035	—	—
Accelerated vesting of options	—	—	—	—	$900	$900
Donald P. Hileman
Severance Accelerated vesting of options	— —	— —	$512,650 —	$512,650 —	$900	$900
James L. Rohrs
Severance	—	—	$619,280	$619,280	—	—
Accelerated vesting of options	—	—	—	—	$900	$900
Gregory R. Allen
Severance	—	—	$513,718	$513,718	—	—
Accelerated vesting of options	—	—	—	—	$900	$900
Dennis E. Rose Jr
Severance	—	—	—	$137,700	—	—
Accelerated vesting of options	—	—	—	—	$900	$900

PROPOSAL 2

Non-Binding Advisory Vote on Executive Compensation

One of the requirements for participating in the CPP is that any proxy for a meeting of shareholders at which directors are to be elected which is held during the CPP Period must permit a non-binding advisory vote on the compensation of the executives of the CPP participant, as described in the participant’s proxy statement. This proposal is commonly referred to as a “Say-on-Pay” proposal.

As a shareholder, you have the opportunity to vote for or against First Defiance’s executive compensation through the following resolution:

“Resolved, that the shareholders approve the compensation of First Defiance’s executives as named in the Summary Compensation Table of the Company’s 2011 Proxy Statement, as described in the ‘Compensation Discussion and Analysis,’ the compensation tables and the related disclosure contained on pages 14-28 in the Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board of Directors, overrule any decision made by the Board of Directors, or create or imply any additional fiduciary duty by the Board of Directors. The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Your Board Recommends That You Vote FOR the Approval of First Defiance’s Executive Compensation.

BENEFICIAL OWNERSHIP

The following table includes, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (i) the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“1934 Act”), known to

First Defiance to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) each director and each person nominated to become a director of First Defiance, (iii) the Named Executive Officers, and (iv) all directors and executive officers of First Defiance as a group.

	Common Stock
Name of Beneficial Owner	Shares Owned	Right to Acquire Beneficial Ownership Under Options Exercisable Within 60 Days	Percent of Class (a)
First Defiance Financial Corp. Employee Stock Ownership Plan	442,919(b)	—	6.44%
Dimensional Fund Advisors, LP	653,498(c)	—	7.90%
John L. Bookmyer	1,170	3,600	—
Stephen L. Boomer	14,691(d)	—	—
Dr. Douglas A. Burgei	31,805(d)	—	—
Peter A. Diehl	11,202	—	—
Jean A. Hubbard	6,631(d)	800	—
Dwain I. Metzger	3,221	3,600	—
Barbara A. Mitzel	2,365(d)	800	—
James L. Rohrs	55,264	53,800	1.23%
William J. Small	117,864(d)(e)	11,200	1.44%
Samuel S. Strausbaugh	4,854	3,600	—
Thomas A. Voigt	14,974(d)	—	—
Gregory R. Allen	21,712(e)	32,100	—
Donald P. Hileman	5,815	2,050	—
Dennis E. Rose, Jr.	14,039(d)	29,900	—
All current directors and executive officers as a group (16 persons)	363,174(e)	155,600	6.16%

(a)	If no percent is provided, the number of shares is less than 1% of the total outstanding shares of Common Stock.

(b)

Shares owned by the ESOP which have been allocated to persons listed in this table are also included in those persons’ holdings: Mr. Rohrs – 5,003 shares, Mr. Small – 18,625 shares, Mr. Allen – 5,486 shares, Mr. Rose – 5,335 shares, Mr. Hileman- 1 share and all directors and executive officers as a group – 53,996 shares.

(c)

Based on Schedule 13G/A filed with the SEC on February 11, 2011, Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746 (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, possesses sole voting power over 639,609 shares of Common Stock and sole dispositive power over 653,498 shares of Common Stock. All shares reported are owned by the funds for which Dimensional serves as investment advisor, and Dimensional disclaims beneficial ownership of such securities.

(d)

Includes shares of Common Stock in which beneficial owners share voting and/or investment power as follows: 10,125 held jointly by Mr. Boomer and his spouse; 5,710 shares held jointly by Dr. Burgei and his spouse; 3,500 shares held in the Hubbard Company Retirement Plan 401(k) for which Ms. Hubbard is a trustee; 775 shares which Ms. Mitzel owns jointly with her spouse; 309 shares and 53,240 shares which Mr. Small owns jointly with his children and spouse respectively; 1,721 shares held by Mr. Voigt’s spouse; and 3,419 shares held by Mr. Rose’s spouse.

(e)	Includes the following shares pledged as collateral on a loan: Mr. Small – 77,507 and Mr. Allen – 12,700.

RELATED PERSON TRANSACTIONS

All directors and executive officers have commercial, consumer or mortgage banking relationships with First Federal and a number have insurance relationships through First Insurance and Investments. All loans or deposits made to directors and executive officers (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans or deposits with persons not related to First Federal; and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

First Federal has a policy that covers all loans to directors and executive officers. In accordance with that policy, any loan request for directors or executive officers that, when aggregated with other extensions of credit from First Federal, exceeds $500,000, requires prior Board of Directors’ prior approval. Loans to executive officers, which when aggregated with existing extensions of credit, are less than $500,000, do not require Board of Directors’ prior approval, but must be reported at the next Board meeting. Loans to directors, which when aggregated with existing extensions of credit are less than $500,000, do not require Board approval and are not required to be reported to the Board at the next Board meeting. However, all loan transactions with related persons are reported to and ratified by the full Board of Directors and the Audit Committee quarterly. First Defiance’s policy is that it will not enter into related person transactions that are outside of normal banking relationships.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires First Defiance’s executive officers and directors, and persons who own more than ten percent of Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to provide First Defiance with a copy of such form. Based on First Defiance’s review of the copies of such forms it has received, First Defiance believes that its executive officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2010, except that Mr. Burgei filed one late Forms 4 reporting one transaction each; Mr. Metzger filed one late Form 4 reporting one transaction; Mr. Bradley Spitnale filed one late Form 3 reporting his initial ownership; and Messrs. Allen, Hileman, Small, Rohrs, Rose, Harris, and Harris each filed one late Form 4 reporting one transaction each.

PROPOSAL 3

Ratification of the appointment of Crowe Horwath LLP

as the independent registered public accounting firm for 2011

The Audit Committee has selected Crowe Horwath LLP as the independent registered public accounting firm for First Defiance for the fiscal year ending December 31, 2011. The Board is requesting that the shareholders ratify this selection. If the shareholders do not ratify the selection of Crowe Horwath, the selection of independent auditors may be reconsidered by the Audit Committee. The Audit Committee expects that a representative from Crowe Horwath will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions from shareholders.

Your Board Recommends That You Vote FOR ratification.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent auditors for the fiscal year ended December 31, 2010 were the independent registered public accounting firm Crowe Horwath LLP. Crowe Horwath also served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009 and has reported on the Company’s consolidated financial statements.

The following table sets forth the aggregate fees that were incurred for audit and non-audit services provided by Crowe Horwath in 2010 and 2009. The table lists audit fees, audit related fees, tax fees and all other fees.

Services Rendered	2010	2009
Audit Fees	$330,000	$304,000
Audit Related Fees	77,600	110,875
Tax Fees	37,835	40,875
All Other Fees	2,429	—

Total fees paid	$447,864	$455,750

Audit related fees relate to services for employee benefit plan audits, compliance services, stock offering comfort procedures and related consents, and services related to accounting consultations relating to the Company’s mergers and acquisitions activity. Tax fees consist of fees related to the preparation of tax returns. All other fees releates to the cost of an accounting research tool.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of five directors, all of whom are considered “independent” under Nasdaq listing standards.

The Audit Committee oversees First Defiance’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. In fulfilling its oversight responsibilities, the

Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also reviews the effectiveness of First Defiance’s system of internal controls, including a review of the process used by management to evaluate the effectiveness of the system of internal control.

The Committee reviewed with Crowe Horwath its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed under their professional standards. The Committee received the written disclosures and the letter from Crowe Horwath required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe Horwath’s communications with the Committee concerning independence. In addition, the Committee discussed with Crowe Horwath its independence from management and the Company, including the matters required to be discussed by Statement of Auditing Standards No. 61, and considered the compatibility of non-audit services with the auditors’ independence. The Committee also pre-approved all professional services provided to the Company by the independent registered public accounting firm, in accordance with its pre-approval policies and procedures.

The Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held seven meetings during 2010.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. The Committee and the Board have also approved the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

John Bookmyer, Audit Committee Chair

Stephen L. Boomer

Peter A. Diehl

Jean Hubbard

Samuel S. Strausbaugh

February 25, 2011

OTHER MATTERS

Each proxy confers discretionary authority on the Board of Directors of First Defiance to vote the proxy for the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of solicitation of proxies will be borne by First Defiance. First Defiance will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and employees of First Defiance may solicit proxies personally or by telephone without additional compensation. First Defiance will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries who are record holders of Common Stock not beneficially owned by them, for forwarding the proxy materials to, and obtaining proxies from, the beneficial owners of First Defiance Common Stock entitled to vote at the Annual Meeting.

SHAREHOLDER PROPOSALS

Any proposal which a shareholder wishes to have included in the proxy solicitation materials to be used in connection with the next annual meeting of shareholders of First Defiance must be received at the main office of First Defiance no later than November 22, 2011. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the 1934 Act, it will be included in the Proxy Statement and set forth on the form of proxy issued for the next annual meeting of shareholders. In addition, if a shareholder intends to present a proposal at the 2012 Annual Meeting of Shareholders of First Defiance without including the proposal in the proxy solicitation materials relating to that meeting, and if the proposal is not received by February 6, 2012, then the proxies designated by the Board of Directors of First Defiance for the 2012 annual meeting may vote proxies in their discretion on any such proposal without mention of such matter in the proxy solicitation materials or on the proxy card for such meeting.

ANNUAL REPORTS AND FINANCIAL STATEMENTS

Shareholders of First Defiance as of the Voting Record Date for the Annual Meeting are being provided with a copy of First Defiance’s Annual Report to Shareholders and Form 10-K for the year ended December 31, 2010 (“Annual Report”). Included in the Annual Report are the consolidated financial statements of First Defiance as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, prepared in accordance with generally accepted accounting principles, and the related reports of First Defiance’s independent registered public accounting firm. The Annual Report is not a part of this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

William J. Small, Chairman, President and
Chief Executive Officer

March 21, 2011

Defiance, Ohio